Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
CM REIT, Inc.
Henderson, Nevada
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 25, 2011 relating to the balance sheets of CM REIT, Inc. as of December 31, 2010 and 2009, which are contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
Respectfully submitted,

Savannah, Georgia
September 6, 2011